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Registration Statement No. 333-132936-14
Securities Act of 1933, Rule 424(b)(2)

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 14, 2008

PRICING SUPPLEMENT NO. A2 TO
PRODUCT SUPPLEMENT NO. 2A DATED JULY 2, 2008 TO
PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO
PROSPECTUS DATED MARCH 29, 2007

$

Credit Suisse

Accelerated Return Equity Securities (ARES)SM

due November 9, 2009

Linked to the Performance of a Basket of Equity Indices and an Exchange-Traded Fund

Issuer:	Credit Suisse, acting through its Nassau branch (S&P AA-, Moody's Aa1)†
CUSIP:
Trade Date:	July 28, 2008
Maturity Date:	November 9, 2009, subject to postponement if a market disruption event occurs on the valuation date.
Valuation Date:	November 4, 2009, subject to postponement upon the occurrence of a market disruption event.
Coupon:	We will not pay interest on the securities being offered by this pricing supplement.
Underlying Basket:	The basket return will be based on the performance during the term of the securities of a basket of two equity indices and one exchange-traded fund (collectively, the "reference indices") having the following initial levels and weightings:
Reference Index	Bloomberg Ticker	Initial Level	Weighting
S&P 500® Index	SPX <Index>	[TBD]	33.33%
MSCI EAFE Index	MXEA <Index>	[TBD]	33.33%
iShares MSCI Emerging Markets Index Fund	EEM <Equity>	[TBD]	33.34%
Redemption Amount:	You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the basket return, calculated as set forth below.
• If the final basket level is greater than the initial basket level, the basket return will be, subject to a cap between the range of 26.0% and 26.5% (to be determined on the trade date), equal to the percentage increase in the basket level multiplied by an additional percentage of 200%. Therefore, the maximum redemption amount at maturity for each $1,000 principal amount of securities will be between $1,260 and $1,265.
• If the final basket level is equal to the initial basket level, then the basket return will be zero and at maturity you will receive only the principal amount of your securities.
• If the final basket level is less than the initial basket level, then the basket return will be negative and you will receive less than the principal amount and you could lose the entire amount of your initial investment.
Cap:	[26.0%—26.5%]
Upside Participation:	200%
Downside Participation:	100%
Listing:	The securities will not be listed on any securities exchange.
†
A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued by Credit Suisse does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

    Please refer to "Risk Factors" beginning on page PS-5 of the accompanying product supplement for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public		Underwriting Discounts and Commissions	Proceeds to the Company
Per Security		$1,000.00	$	$
Total	$		$	$

Delivery of the securities in book-entry form only will be made through The Depository Trust Company. We expect that delivery of the securities will be made against payment therefor on or about July 31, 2008.

This pricing supplement does not constitute, and may not be used for the purposes of, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation, and no action is being taken to permit an offering of the securities or the distribution of this pricing supplement in any jurisdiction where such action is prohibited by law.

The securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

The date of this pricing supplement is                            , 2008.

Additional Terms Specific to the Securities

        You should read this pricing supplement together with the prospectus dated March 29, 2007, the prospectus supplement dated March 24, 2008 and the product supplement dated July 2, 2008 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the "Risk Factors" section in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

        You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

  •
  Product supplement dated July 2, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908008125/a2186821z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        In this pricing supplement, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

NOTICE TO INVESTORS

Argentina

        The securities are not and will not be authorized by the Argentine Comisión Nacional de Valores for public offering in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

Uruguay

        This is a private offering. The securities have not been, and will not be, registered with the Central Bank of Uruguay for public offer in Uruguay.

Brazil

        Each purchaser of securities will be required to represent and agree that it has not offered or sold, and will not offer or sell, any securities in Brazil, except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations. The securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários—CVM).

Mexico

        The securities have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in the United Mexican States.

Chile

        NEITHER THE ISSUER NOR THE SECURITIES HAVE BEEN REGISTERED WITH THE SUPERINTENDENCIA DE VALORES Y SEGUROS PURSUANT TO LAW NO. 18.045, THE LEY DE MERCADO DE VALORES, AND REGULATIONS THEREUNDER. THIS PRICING SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OF, OR AN INVITATION TO SUBSCRIBE FOR OR PURCHASE, THE SECURITIES IN THE REPUBLIC OF CHILE, OTHER THAN TO INDIVIDUALLY IDENTIFIED BUYERS PURSUANT TO A PRIVATE OFFERING WITHIN THE MEANING OF ARTICLE 4 OF THE LEY DE MERCADO DE VALORES (AN OFFER THAT IS NOT "ADDRESSED TO THE PUBLIC AT LARGE OR TO A CERTAIN SECTOR OR SPECIFIC GROUP OF THE PUBLIC").

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (Directive 2003/71/EC) (each, a Relevant Member State), the securities may not be sold or offered or any offering materials relating thereto distributed, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, to the public (within the meaning of that Directive) in that Relevant Member State, except in circumstances which do not require the publication of a prospectus pursuant to the Prospectus Directive.

i

SUMMARY

        The following is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. You should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus carefully to understand fully the terms of the securities and other considerations that are important to you in making a decision about investing in the securities. You should, in particular, review the sections entitled "Risk Factors" in this pricing supplement and the accompanying product supplement, which highlight a number of risks related to the securities, to determine whether an investment in the securities is appropriate for you. All of the information set forth below is qualified in its entirety by the detailed explanations set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.

What are the Accelerated Return Equity Securities?

        The Accelerated Return Equity Securities (ARES)SM, or the securities, are medium-term notes issued by us, the return on which is linked to the performance of a basket consisting of three reference indices, the S&P 500 Index, the MSCI EAFE Index and the iShares MSCI Emerging Markets Index Fund (the "Index Fund"). You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of one plus the basket return, calculated as set forth below. The redemption amount will never be less than zero and you will receive a positive return on your investment, up to the cap, only if the basket level increases over the term of the securities. The securities do not guarantee a full return of the principal amount.

Are there risks involved in investing in the securities?

        An investment in the securities involves risks. You should carefully read the sections entitled "Risk Factors" in this pricing supplement and the accompanying product supplement.

        The securities are not principal-protected.    An investment in the securities is not principal-protected and you may receive less at maturity than you originally invested in the securities. If the final basket level is less than the initial basket level, then the basket return will be negative and you will receive less than the principal amount and you could lose the entire amount of your initial investment.

Will I receive interest on the securities?

        No. You will not receive any interest payments on the securities for the entire term of the securities.

Will I receive any dividend payments on, or have rights in, the stocks comprising the reference indices?

        As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the Index Fund or the stocks held by the Index Fund or included in the any of the reference indices would have.

Will there be an active trading market in the securities?

        The securities will not be listed on any securities exchange. Accordingly, there is no assurance that a liquid trading market will develop for the securities. Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time.

        If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

What are the U.S. federal income tax consequences of investing in the securities?

        Please refer to "Certain United States Federal Income Tax Considerations" in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the securities.

How is the redemption amount calculated?

        We will redeem the securities at maturity for a redemption amount in cash that will equal the principal amount of the securities multiplied by the sum of 1 plus the basket return. The basket return will be based on the difference between the final basket level and the initial basket level, expressed as a percentage. How the basket return will be calculated depends on whether the final basket level is greater than, less than or equal to the initial basket level:

  •
  If the final basket level is greater than the initial basket level, then subject to a cap within the range of 26.0% and 26.5% and which will be determined on the date the securities are priced for initial sale to the public, the basket return will equal:

200% * final basket level – initial basket level initial basket level

    Thus, if the final basket level is greater than the initial basket level, the basket return will be a positive number and the redemption amount will be greater than the principal amount of the securities.

  •
  If the final basket level is equal to the initial basket level, then the basket return will equal zero and the redemption amount will equal the principal amount of the securities.

  •
  If the final basket level is less than the initial basket level, then the basket return will equal:

final basket level – initial basket level initial basket level

    Thus, if the final basket level is less than the initial basket level, the basket return will be negative and you will receive less than the principal amount and you could lose the entire amount of your initial investment.

        For purposes of calculating the basket return:

  •
  The "basket level," on any index business day is equal to the sum of:

  (i)
  the product of (x) 0.3333, the weighting of the S&P 500 Index in the basket, and (y) the closing level of the S&P 500 Index on that index business day divided by the initial level of the S&P 500 Index;

  (ii)
  the product of (x) 0.3333, the weighting of the MSCI EAFE Index in the basket, and (y) the closing level of the MSCI EAFE Index on that index business day divided by the initial level of the MSCI EAFE Index; and

  (iii)
  the product of (x) 0.3334, the weighting of the Index Fund in the basket, and (y) the closing level of the Index Fund multiplied by the share adjustment factor on that index business day divided by the initial level of the Index Fund.

  •
  The "initial basket level" is 1.0.

  •
  The "final basket level" will equal the basket level on the valuation date.

  •
  The "initial level" for each reference index is indicated on the cover of this pricing supplement.

  •
  The "cap" is [26.0%-26.5%].

  •
  The "share adjustment factor" is 1.0, subject to adjustment as described under "Description of the Securities—Anti-Dilution Adjustments" in this pricing supplement.

        Please refer to "Description of the Securities—Redemption at Maturity" and "—Market Disruption Events" in this pricing supplement.

What are some hypothetical redemption amounts at maturity of the securities?

        The table below sets forth a sampling of hypothetical redemption amounts at maturity for a $1,000 investment in the securities. The table assumes that the cap is set at [26.25]%, the midpoint of the range set forth on the cover page of this pricing supplement. The actual final basket level and redemption amount will be determined on the valuation date, as further described herein.

Principal Amount of Securities	Percentage Difference between Initial Basket Level and Final Basket Level	Redemption Amount at Maturity
$1,000	-100%	$0.00
$1,000	-80%	$200.00
$1,000	-60%	$400.00
$1,000	-40%	$600.00
$1,000	-20%	$800.00
$1,000	0%	$1,000.00
$1,000	2%	$1,040.00
$1,000	4%	$1,080.00
$1,000	6%	$1,120.00
$1,000	10%	$1,200.00
$1,000	20%	$1,262.50

Hypothetical examples of redemption amounts of the securities

        The following are illustrative examples of how the redemption amount would be calculated with hypothetical final basket levels that are greater than or less than the initial basket level. The actual final basket level will be determined on the valuation date, as further described herein. Each of the examples assumes the following:

  •
  the initial investment in the securities is $1,000;

  •
  the initial basket level is 1.0; and

  •
  the cap is set at [26.25]%, the midpoint of the range set forth on the cover page of this pricing supplement.

        EXAMPLE 1: The final basket level is 1.4, an increase of 40% from the initial basket level:

Basket Return = 200% * (1.4 - 1.0)/1.0 = 0.80; however, because the basket return is subject to a cap of [26.25]%, the basket return cannot be more than 26.25%.

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + 0.2625)

  Redemption Amount = $1,262.50

In this example, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities. Because of the cap, however, you will not participate in the full appreciation in the level of the basket during the term of the securities.

        EXAMPLE 2: The final basket level is 1.1, an increase of 10% from the initial basket level:

Basket Return = 200% * (1.1 - 1.0)/1.0 = 0.20. In this example, the cap is inapplicable.

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + 0.20)

  Redemption Amount = $1,200.00

In this example, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities. Because the appreciation in the level of the basket during the term of the securities is less than the cap, the basket return will not be subject to the cap. As a result, you will participate fully in the appreciation in the level of the reference index.

        EXAMPLE 3: The final basket level is .5, a decrease of 50% from the initial basket level:

Basket Return = (500 - 1.0)/1.0 = -0.50

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + -0.50)

  Redemption Amount = $500.00

In this example, at maturity you will receive a redemption amount that is less than the amount of your investment in the securities because you will participate in 100% of the depreciation in the level of the basket during the term of the securities.

  EXAMPLE 4: The final basket level is 1.0, representing no increase or decrease from the initial basket level:

Basket Return = 0.0

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1000 * (1.0 + 0.0)

  Redemption Amount = $1,000.00

In this example, where there is neither an appreciation nor a depreciation in the level of the basket during the term of the securities, at maturity you will receive the amount of your investment in the securities.

        The graph of hypothetical returns at maturity set forth below is intended to demonstrate the return of the securities at maturity. The black line shows hypothetical percentage return at maturity for an investment in an instrument directly linked to the value of the basket. The actual final basket level will be determined on the valuation date, as further described herein. The gray line shows hypothetical percentage return at maturity for a similar investment in the securities. The graph assumes that the basket return on the securities is capped at [26.25]%, the midpoint of the range set forth on the cover page of this pricing supplement.

        These examples are for illustration purposes only. The actual basket return and your redemption amount at maturity will depend on the final basket level determined by the calculation agent as provided in this pricing supplement.

SUPPLEMENTAL USE OF PROCEEDS

        The net proceeds from this offering will be approximately $            . We intend to use the net proceeds for our general corporate purposes, which may include the refinancing of our existing debt outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the securities. Please refer to "Use of Proceeds and Hedging" on page PS-10 of the accompanying product supplement.

THE BASKET

The S&P 500® Index

General

        We have derived all information regarding the S&P 500® Index provided in this pricing supplement from publicly available sources. Such information reflects the policies of Standard & Poor's as stated in such sources, and such policies are subject to change by Standard & Poor's. We do not assume any responsibility for the accuracy or completeness of such information. Standard & Poor's is under no obligation to continue to publish the S&P 500® Index and may discontinue publication of the S&P 500® Index at any time.

        The aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the market value of the internal database maintained by Standard & Poor's of over 6,985 equities. Standard & Poor's chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

        As of July 10, 2008, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the number of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (84), Consumer Staples (41), Energy (39), Financials (90), Health Care (52), Industrials (55), Information Technology (71), Materials (28), Telecommunication Services (9) and Utilities (31). Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

        The S&P 500® Index does not reflect the payment of dividends on the stocks underlying it and therefore the return on your securities will not be the same as the return you would receive if you were to purchase such underlying stocks and hold them until the maturity date.

Computation of the S&P 500® Index

        On March 21, 2005, Standard & Poor's began to calculate the S&P 500® Index based on a half float adjusted formula, and on September 16, 2005 the S&P 500® Index was fully float adjusted. The criteria employed by Standard & Poor's for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment. However, the adjustment affects each company's weight in the S&P 500® Index (i.e., its market value).

        Under float adjustment, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors and not all of a company's outstanding shares. Standard & Poor's defines three groups of shareholders whose holdings are subject to float adjustment:

  •
  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

  •
  holdings by government entities, including all levels of government in the United States or foreign countries; and

  •
  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations,

    pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

        However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as "exchangeable shares," shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

        For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, Standard & Poor's will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

        The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 S&P 500® component stocks relative to the S&P 500® Index's base period of 1941-43 (the "base period").

        An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index ("index maintenance").

        Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

        To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

        The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares outstanding multiplied by 2; Stock price divided by 2	No
Share issuance (i.e., change is greater than or equal to 5%)	Shares outstanding plus newly issued shares	Yes
Share repurchase (i.e., change is greater than or equal to 5%)	Shares outstanding minus repurchased shares	Yes
Special cash dividends	Share price minus special dividend	Yes
Company change	Add new company market value minus old company market value	Yes
Rights offering	Price of parent company minus (Price of rights) (Right ratio)	Yes
Spinoffs (if spun-off company is not added to the S&P 500® Index)	Price of parent company minus (Price of spinoff co.) (Share exchange ratio)	Yes
Spinoffs (if spun-off company is added to the S&P 500® Index and another company is removed from the S&P 500® Index)	Add new company market value minus old company market value	Yes
Spinoffs (if spun-off company is added to the S&P 500® Index and no company is removed from the S&P 500® Index)	Add new company market value	No

        Stock splits and stock dividends do not affect the index divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by Standard & Poor's so that there is no change in the market value of the S&P 500® component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

        Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P 500® component stock and consequently of altering the aggregate market value of the S&P 500® component stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500® Index (the "Pre-Event Index Value") not be affected by the altered market value (whether increase or decrease) of the affected S&P 500® component stock, a new index divisor ("New Divisor") is derived as follows:

Pre-Event Index Value	=	Post-Event Aggregate Market Value New Divisor
New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

        A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

License Agreement with S&P

        We or one of our affiliates and Standard & Poor's are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by Standard & Poor's in connection with certain securities, including these securities. "Standard & Poor's®", "S&P®", "S&P 500®", Standard & Poor's 500", and "500" are trademarks of Standard & Poor's Corporation and have been licensed for use by Credit Suisse.

        The license agreement between Standard & Poor's and us provides that language substantially the same as the following language must be stated in this pricing supplement:

        The securities are not sponsored, endorsed, sold or promoted by Standard & Poor's Corporation. Standard & Poor's makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general stock market performance. The S&P 500® Index is determined, composed and calculated by Standard & Poor's without regard to the Licensee or the securities. Standard & Poor's has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index. Standard & Poor's is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued, sold, purchased, written or entered into by Licensee or in the determination or calculation of the equation by which the securities are to be converted into cash. Standard & Poor's has no obligation or liability in connection with the administration, marketing or trading of the securities.

        STANDARD & POOR'S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FORGOING, IN NO EVENT SHALL STANDARD & POOR'S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The MSCI EAFE® Index

General

        The MSCI EAFE® Index is a stock index calculated and disseminated daily by MSCI Inc. ("MSCI" and originally incorporated as Morgan Stanley Capital International, Inc.) on the MSCI website and in real time on Bloomberg Financial Markets under the ticker MXEA <Index>. We obtained all information contained in this term sheet regarding the MSCI EAFE® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE® Index.

        The MSCI EAFE® Index was launched on December 31, 1969 at an initial value of 100. The performance of the MSCI EAFE® Index is a free float weighted average of the U.S. dollar values of all of the securities constituting the MSCI indices for 21 selected countries which represent the developed markets outside of North America: Europe, Australasia, and the Far East. As of March 31, 2008, the 21 country indices that comprise the MSCI EAFE® Index are Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. Each of the country indices aims to include 85% of the free float-adjusted market capitalization in each industry group within that country.

Computation of the MSCI EAFE® Index

        Each country index whose components are incorporated into the MSCI EAFE® Index is an MSCI Global Investable Market Index which is constructed in accordance with the MSCI Global Investable Market Indices Methodology published by MSCI and has the following six steps: (i) defining the equity universe, (ii) defining the Market Investable Equity Universe for each market; (iii) determining the market capitalization size segments for each market; (iv) Applying Index Continuity Rules for the Standard Index; (v) creating style segments within each size segment within each market and (vi) classifying securities under the Global Industry Classification Standard (the "GICS").

1.    Defining the Equity Universe

        (i)    Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (DM) or Emerging Markets (EM). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (REITs) in some countries and certain income trusts in Canada are also eligible for inclusion.

        (ii)   Country Classification: Each company and its securities (i.e., share classes) is classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

2.    Determining the Market Investable Equity Universe for Each Market

        A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

        Some of the investability requirements referred to above are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As such, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company.

        The investability screens used to determine the Investable Equity Universe in each market are as follows:

            (i)  Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization.

           (ii)  Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

          (iii)  DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (ATVR), a measure which offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

          (iv)  Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security's Foreign Inclusion Factor (FIF) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have a FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe.

           (v)  Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an IPO to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

3.    Defining Market Capitalization Size Segments for Each Market

        Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices: the Large Cap Index; the Mid Cap Index; and the Small Cap Index. In addition to those categories, MSCI has the following two hybrid categories: the Standard Index, which includes the Large and Mid Cap Indices and the Investable Market Index, which includes the Large, Mid and Small Cap indices. The MSCI EAFE® Index is an Investable Market Index.

4.    Applying Index Continuity Rules for the Standard Indices

        In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules contained herein, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

5.    Creating Style Indices within Each Size Segment

        All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology, which uses multiple factors to identify value and growth characteristics. The value investment style characteristics use the following three variables for index construction: book value to price ratio, 12-month forward earnings to price ratio, and dividend yield. The growth investment style characteristics use the following five variables for index construction: long-term forward earnings per share ("EPS") growth rate, short-term EPS growth rate, current internal growth rate, long-term historical EPS growth trend, and long-term historical sales per share growth trend.

6.    Classifying Securities under the Global Industry Classification Standard

        All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor's, the Global Industry Classification Standard (GICS). The GICS currently consists of 10 sectors, 24 industry groups, 67 industries, and 147 sub-industries. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can only belong to one industry grouping at each of the four levels of the GICS.

        A security is classified in a sub-industry according to the business activities that generate approximately 60% or more of the company's revenues. If a company is engaged in two or more substantially different business activities, none of which contributes 60% or more of revenues, the company is classified in the sub-industry that provides the majority of both the company's revenues and earnings. When the guidelines just mentioned cannot be applied or are considered inappropriate, further analysis is conducted, and other factors are analyzed to determine an appropriate classification.

Maintenance of MSCI EAFE® Index

        MSCI Global Investable Market Indices, which include the MSCI EAFE® Index, are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. There are three categories of index maintenance.

  1.
  Semi-Annual Index Reviews (SAIRS) in May and November of the Size Segment and Global Value and Growth Indices, which include: updating the indices on the basis of a fully refreshed Equity Universe; taking buffer rules into consideration for migration of securities across size and style segments; and updating Foreign Inclusion Factors (FIFs) and Number of Shares (NOS).

  2.
  Quarterly Index Reviews (QIRs) in February and August of the Size Segment Indices aimed: at including new eligible securities (such as IPOs which were not eligible for earlier inclusion) in the index; allowing for significant moves of companies within the Size Segment Indices; using wider buffers than in the SAIR; and reflecting the impact of significant market events on FIFs and updating NOS.

  3.
  Ongoing event-related changes to indices are generally implemented in the indices as they occur and are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company's tenth day of trading. These events can affect many aspects of an index and its constituents, including inclusion or deletion of companies outside of the Index Reviews, weight changes due to changes in FOLs, FIFs, NOS, etc., and changes in size, style and/or industry classification.

License Agreement with MSCI EAFE® Index

        We or one of our affiliates and MSCI are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee of the right to use indices owned and published by MSCI in connection with certain securities, including these securities. MSCI EAFE® Index is a trademark of Morgan Stanley Capital International and has been licensed for use by Credit Suisse.

        The license agreement between MSCI and us provides that language substantially the same as the following language must be stated in this pricing supplement:

  Securities are not sponsored, endorsed, sold or promoted by MSCI. MSCI makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the MSCI EAFE® Index to track general stock market performance. MSCI's only relationship to the Licensee is the licensing of certain trademarks and trade names of MSCI and MSCI EAFE® Index which index is determined, composed and calculated by MSCI without regard to the Licensee or the securities. MSCI has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the MSCI EAFE® Index. MSCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to which the securities are to be converted into cash. MSCI has no obligation or liability in connection with the administration, marketing or trading of the securities.

  MSCI DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE MSCI EAFE® INDEX OR ANY DATA INCLUDED THEREIN. MSCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MSCI EAFE® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTIN WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. MSCI MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MSCI EVENT SHALL MSCI HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGE.

iShares MSCI Emerging Markets Index Fund

General

        The iShares MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed by Morgan Stanley Capital International, Inc. as an equity benchmark for international stock performance. It is designed to measure equity market performance in the global emerging markets. As of March 31, 2008, the MSCI Emerging Markets Index consisted of the following 23 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Malaysia, Mexico, Peru, Philippines, Poland, Russian Federation, South Africa, South Korea, Taiwan, Thailand, Turkey, and the United States. As of June 30, 2008, the MSCI Emerging Markets Index's five largest stocks were OAO Gazprom (ADS Reg S), Samsung Electronics Co., Ltd. (GDR 144A), Petroleo Brasileiro, S.A. (A) (ADR), Petroleo Brasileiro, S.A. (ADR), and Taiwan Semiconductor Manufacturing Co., Ltd. (Sponsored ADR), and its three largest sectors were energy, materials and financials.

        For purposes of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, the iShares MSCI Emerging Markets Index Fund (the "Fund") will be treated as an "index" (and referred to as the "iShares MSCI Emerging Markets Index Fund"), with the index level as of any date equal to the closing price of one share of the Fund on the New York Stock Exchange. Because the iShares MSCI Emerging Markets Index Fund as used herein represents the price level of shares of a fund rather than the level of the underlying MSCI Emerging Markets Index, the level of the iShares MSCI Emerging Markets Index Fund will be subject to both factors and adjustments that affect the market price of Fund shares (including factors involving the market in which the Fund's shares are traded as well as adjustments made or other actions taken by the Fund's advisor, Barclays Global Fund Advisors) and factors and adjustments made to the underlying MSCI Emerging Markets Index.

        The level of the iShares MSCI Emerging Markets Index Fund as used to calculate the redemption amount of the securities is subject to adjustment for a number of events arising from share combinations and dividends and other actions of iShares, Inc. that modify the structure of the Fund as well as for the liquidation, dissolution or winding up of the Fund. The level of the iShares MSCI Emerging Markets Index Fund as used to calculate the redemption amount of the securities will not be adjusted for other events that may adversely affect the price of Fund shares. Because of the relationship of the redemption amount of the securities to the price of Fund shares, these other events may reduce the amount you receive at maturity on the securities.

        The iShares MSCI Emerging Markets Index Fund uses a "Representative Sampling" strategy to try to track the MSCI Emerging Markets Index, which means it invests in a representative sample of securities in the MSCI Emerging Markets Index, which have a similar investment profile as the MSCI Emerging Markets Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. In order to improve its portfolio liquidity and its ability to track the underlying index, the Fund may invest up to 10% of its assets in shares of other iShares Funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index.

        The iShares MSCI Emerging Markets Index Fund's top portfolio holdings can be found on iShares website. Funds like the iShares MSCI Emerging Markets Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the iShares MSCI Emerging Markets Index Fund's top holdings may be requested by calling 1-800-iShares.

        According to publicly available documents, the iShares MSCI Emerging Markets Index Fund is one of numerous separate investment portfolios called "Funds" which make up iShares, Inc., a registered investment company. iShares, Inc. is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares, Inc. files reports (including its Semi-Annual Report to Shareholders on Form N-CSRS for the six-month period ended February 29, 2008; its Quarterly Schedule of Portfolio Holdings on Form N-Q for the period ended

November 30, 2007 and other information with the SEC. iShares, Inc.'s reports and other information are available to the public from the SEC's website at http://www.sec.gov or may be inspected and copied at the SEC's Public Reference Room at the location listed in the section "Prospectus Summary—Where You Can Find More Information" in the accompanying prospectus.

        Credit Suisse has not participated in the preparation of iShares, Inc.'s publicly available documents and neither has made any due diligence investigation or inquiry of iShares, Inc. in connection with the iShares MSCI Emerging Markets Index Fund or the offering of the Notes. No representation is made that the publicly available information about iShares, Inc. or the iShares MSCI Emerging Markets Index Fund is accurate or complete.

        The securities represent obligations of Credit Suisse only. iShares, Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

MSCI Emerging Markets Index

        The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization. It was launched on April 7, 2003 at an initial price of $33.33. Component companies are adjusted for available float and must meet objective criteria for inclusion to the index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. MSCI reviews its indexes quarterly. The identity and approximate sector weight of the five largest sectors represented in the MSCI Emerging Markets Index as of June 30, 2008 were as follows, Energy (20.79%), Materials (18.15%), Financials (17.52%), Information Technology (13.64%) and Telecommunication Services (11.89%). Current information regarding the market value of the MSCI Emerging Markets Index is published daily by MSCI on its website.

        The MSCI Emerging Markets Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group, within each country. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting MSCI Emerging Markets Index component securities. Currently, such changes in the MSCI Emerging Markets Index may only be implemented on three dates throughout the year: as of the close of the last business day of February, August and November.

        THE MSCI EMERGING MARKETS INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT, AND AS A RESULT, YOUR RETURN ON THE NOTES, IF ANY, MAY NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the MSCI Emerging Markets Index: Underlying Stock Eligibility Criteria and Annual Ranking Review

        The selection of the companies and securities for the MSCI Emerging Markets Index is based on the following guidelines:

  (i)
  Define the equity universe of listed securities within the emerging market countries;

  (ii)
  Adjust the total market capitalization for each security for its respective free float available to foreign investors;

  (iii)
  Classify the universe of securities into industry groups under the Global Industry Classification Standard (GICS); and

  (iv)
  Select securities for inclusion according to MSCI's index construction rules and guidelines.

        MSCI Barra defines the free float of a security as the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: strategic and other shareholdings not considered part of available free float; limits on share ownership for foreign investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

        MSCI Barra will derive a "Foreign Inclusion Factor" for a company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI Barra will then "float-adjust" the weight of each constituent company in the MSCI Emerging Markets Index by the company's foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Emerging Markets Index.

        Once the free float factor has been determined for a security, the security's total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

        MSCI Barra may add additional companies and securities to the MSCI Emerging Markets Index or subtract one or more of its current companies and securities prior to the expiration date of the securities. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

        Each company's securities is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining the MSCI Emerging Markets Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the index.

        MSCI Barra classifies index maintenance in three broad categories. The first category consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full country index reviews that systematically re-assess the various dimensions of the equity universe for all emerging market countries and are conducted on a fixed annual timetable.

        Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

        The quarterly index review process is designed to ensure that the MSCI Emerging Markets Index continues to be an accurate reflection of the evolving emerging markets equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Emerging Markets Index component securities from the MSCI Emerging Markets Index, as well as changes in foreign inclusion factors and in number of shares.

        Additions and deletions of securities may result from: the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; changes in industry classification, significant increases or decreases in free float, and relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose company and/or security free float has fallen to less than 15% as a result of a corporate event and which do not meet specified criteria; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; the deletion of securities that have become very small or illiquid; or other market events.

        Significant changes in free float estimates and corresponding changes in the foreign inclusion factors for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given the lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI Barra's pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; or other events of a similar nature.

        Updates in the number of shares are generally small changes in a security's shares outstanding and may result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

        The annual full MSCI Emerging Markets Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities, an updating of the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added to or deleted from the MSCI Emerging Markets Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

        Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Index maintenance is reflected in the MSCI Emerging Markets Index.

        These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

        We have derived all information regarding the MSCI Emerging Markets Index from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. ("MSCI") and Barra, Inc. ("Barra"). MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Emerging Markets Index at any time. None of Credit Suisse or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Emerging Markets Index.

Delisting or Suspension of Trading in Fund Shares; Termination of the MSCI Emerging Markets Index Fund

        If the underlying shares of the Fund are delisted from, or trading of such underlying shares is suspended on, the New York Stock Exchange and successor shares that the calculation agent determines to be comparable to such underlying shares are not listed or approved for trading on a major U.S. exchange, a successor or substitute security or index will be selected by the calculation agent, in it sole discretion, and the value of such successor or substitute security or index, as determined by the calculation agent in its sole discretion, will be substituted for all purposes for the iShares MSCI Emerging Markets Index Fund. Similarly, the redemption amount of the securities will be calculated based upon a number of shares of such successor or substitute security equal to the value of the Fund shares that would otherwise have been used in such calculation, as determined by the calculation agent in its sole discretion. Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to us and the trustee, who will provide notice thereof to the registered holders of the securities.

        If the Fund is liquidated or otherwise terminated (a "Termination Event"), the closing level of the Fund shares at the close of trading on each index business day from the date of the Termination Event up to and including the valuation date will be determined by the calculation agent, in its sole discretion, and will be a fraction of the closing value of the MSCI Emerging Markets Index Fund (or any Successor Index, as defined below) on such index business day (taking into account any material changes in the method of calculating the MSCI Emerging Markets Index Fund following such Termination Event) equal to that part of the closing value of the MSCI Emerging Markets Index Fund represented by the closing level of such underlying shares at the close of trading on the index business day prior to the occurrence of such Termination Event on which a closing level of the underlying shares at the close of trading was available. The calculation agent will cause notice of the Termination Event and calculation of the closing level as described above to be furnished to us and the trustee, who will provide notice to registered holders of the securities.

        If a Termination Event has occurred and MSCI discontinues publication of the MSCI Emerging Markets Index Fund or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the MSCI Emerging Markets Index Fund, then the value of the MSCI Emerging Markets Index Fund will be determined by reference to the value of that index, which we refer to as a "Successor Index." Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Index to the registered holders of the securities.

        If a Termination Event has occurred and MSCI discontinues publication of the MSCI Emerging Markets Index Fund and a Successor Index is not selected by the calculation agent or is no longer published on each index business day from the date of the Termination Event up to and including the valuation date, the value to be substituted for the MSCI Emerging Markets Index Fund for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the MSCI Emerging Markets Index Fund prior to any such discontinuance. In such case, on each index business day until and including the date on which a determination by the calculation agent is made that a Successor Index is available, the calculation agent will determine the value that is to be used in determining the value of the MSCI Emerging Markets Index Fund as described in this paragraph. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Emerging Markets Index Fund may adversely affect trading in the securities.

        If a Successor Index is selected or the calculation agent calculates a value as a substitute for the MSCI Emerging Markets Index Fund as described above, the Successor Index or value will be substituted for the MSCI Emerging Markets Index Fund for all purposes, including for purposes of determining whether a market disruption event, as defined on page PS-11 of the product supplement, occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Emerging Markets Index Fund may adversely affect the market value of the securities.

        All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the securities.

Dilution Adjustments

        The closing level of the iShares MSCI Emerging Markets Index Fund on the valuation date will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount you receive at maturity. Credit Suisse International, which will initially act as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

        If iShares, Inc., after the index business day immediately following the trade date,

  (1)
  pays a share dividend or makes a distribution with respect to the shares of the Fund in such underlying shares,

  (2)
  subdivides or splits the outstanding Fund shares into a greater number of underlying shares,

  (3)
  combines the outstanding Fund shares into a smaller number of shares, or

  (4)
  issues by reclassification of the Fund shares any other shares of iShares, Inc.

then, in each of these cases, the closing level of the iShares MSCI Emerging Markets Index Fund on the valuation date will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of Fund shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of other shares of iShares, Inc., and the denominator of which will be the number of Fund shares outstanding immediately before the event.

        The closing level of the iShares MSCI Emerging Markets Index Fund on the index business day immediately following the trade date will also be adjusted in each of the cases listed above by dividing by the relevant dilution adjustment.

        Each dilution adjustment will be effected as follows:

  •
  in the case of any dividend, distribution or issuance, at the opening of business on the index business day next following the record date for determination of holders of shares of the Fund entitled to receive the dividend, distribution of issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by iShares, Inc., and

  •
  in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

        All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the closing level of the iShares MSCI Emerging Markets Index Fund on the valuation date or the closing level of the iShares MSCI Emerging Markets Index Fund on the index business day immediately following the trade date will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by iShares, Inc., or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the closing level of the iShares MSCI Emerging Markets Index Fund on the valuation date and the closing level of the iShares MSCI Emerging Markets Index Fund on the index business day immediately following the trade date will be further adjusted to the closing level of the iShares MSCI Emerging Markets Index Fund on the valuation date and the closing level of the iShares MSCI Emerging Markets Index Fund on the index business day immediately following the trade date which would then have been in effect had adjustment for the event not been made.

        Credit Suisse International, which will act initially as calculation agent, will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

License Agreement with BGI

        We have entered into an agreement with BGI providing us with a non-exclusive license and, for a fee, with the right to use the iShares® MSCI Emerging MarketsSM Index Fund, which is owned and published by BGI, in connection with certain securities, including the securities.

        iSHARES® IS A REGISTERED MARK OF BGI. BGI HAS LICENSED CERTAIN TRADEMARKS AND TRADE NAMES OF BGI TO THE LICENSEE. THE SECURITIES LINKED TO THE iSHARES® MSCI EMERGING MARKETSSM INDEX FUND ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY BGI. BGI MAKES NO REPRESENTATIONS OR WARRANTIES TO THE OWNERS OF THE iSHARES® MSCI EMERGING MARKETSSM INDEX FUND OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE SECURITIES. BGI HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE OPERATION, MARKETING, TRADING OR SALE OF THE SECURITIES.

Historical Performance of the Reference Indices

        The following table sets forth the published high and low closing levels of each reference index during each calendar quarter from April 1, 2003 through July 11, 2008. The closing levels of the S&P 500 Index, the MSCI EAFE Index and the Index Fund on July 11, 2008 were 1253.39, 1896.38 and 129.93, respectively. We obtained the closing levels and other information below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. You should not take the historical levels of the reference indices as an indication of future performance of the reference indices or the securities. The level of the reference indices may decrease so that you will receive less than your principal amount at maturity. We cannot give you any assurance that the levels of any of the reference indices will decrease from and including the trade date to and including the valuation date or that you will not receive at maturity an amount substantially less than the principal amount of your securities.

	Low	High	Close		Low	High	Close
S&P®500 Index
				2006
2003				First Quarter	1254.78	1307.25	1294.83
Second Quarter	858.48	1011.66	974.50	Second Quarter	1223.69	1325.76	1270.20
Third Quarter	965.46	1039.58	995.97	Third Quarter	1234.49	1339.15	1335.85
Fourth Quarter	1018.22	1111.92	1111.92	Fourth Quarter	1331.32	1427.09	1418.30
2004				2007
First Quarter	1091.33	1157.76	1126.21	First Quarter	1374.12	1459.68	1420.86
Second Quarter	1084.10	1150.57	1140.84	Second Quarter	1424.55	1539.18	1503.35
Third Quarter	1063.23	1129.30	1114.58	Third Quarter	1406.70	1553.08	1526.75
Fourth Quarter	1094.81	1213.55	1211.92	Fourth Quarter	1407.22	1565.15	1468.36
2005				2008
First Quarter	1163.75	1225.31	1180.59	First Quarter	1273.37	1447.16	1322.70
Second Quarter	1137.50	1216.96	1191.33	Second Quarter	1278.38	1426.63	1280.00
Third Quarter	1194.44	1245.04	1228.81	Third Quarter (through
Fourth Quarter	1176.84	1272.74	1248.29	July 11, 2008)	1233.05	1284.91	1253.39
	Low	High	Close		Low	High	Close
MSCI EAFE Index
2003				2006
Second Quarter	876.58	1074.97	1025.74	First Quarter	1684.06	1841.74	1827.65
Third Quarter	1024.11	1138.13	1103.39	Second Quarter	1681.70	1980.26	1822.88
Fourth Quarter	1124.33	1288.77	1288.77	Third Quarter	1708.45	1914.88	1885.26
				Fourth Quarter	1890.59	2074.48	2074.48
2004				2007
First Quarter	1286.25	1365.62	1337.07	First Quarter	2030.00	2182.6	2147.51
Second Quarter	1226.65	1360.32	1327.97	Second Quarter	2152.13	2285.36	2262.24
Third Quarter	1258.55	1328.19	1318.03	Third Quarter	2039.86	2335.70	2300.38
Fourth Quarter	1329.37	1515.48	1515.48	Fourth Quarter	2179.99	2388.74	2253.36
2005				2008
First Quarter	1462.16	1568.18	1503.85	First Quarter	1913.53	2253.36	2038.62
Second Quarter	1439.66	1518.07	1473.72	Second Quarter	1957.23	2206.72	1967.19
Third Quarter	1450.18	1618.84	1618.84	Third Quarter (through
Fourth Quarter	1533.92	1696.07	1680.13	July 11, 2008)	1886.68	1934.39	1896.38

	Low	High	Close		Low	High	Close
iShares MSCI Emerging Markets Index Fund
				2006
2003				First Quarter	91.5500	100.7800	99.0000
Second Quarter	33.2333	40.8667	39.9667	Second Quarter	81.9500	111.1000	93.9000
Third Quarter	40.4000	47.6600	45.3100	Third Quarter	87.6000	99.3000	96.7700
Fourth Quarter	46.5000	54.6433	54.6433	Fourth Quarter	95.3000	114.6000	114.1700
2004				2007
First Quarter	55.1500	59.5067	58.5000	First Quarter	105.2900	118.6300	116.5000
Second Quarter	47.6533	60.6133	53.8767	Second Quarter	117.4500	133.2000	131.6500
Third Quarter	50.8900	57.5000	57.5000	Third Quarter	118.5000	150.4000	149.4500
Fourth Quarter	56.7000	67.2833	67.2833	Fourth Quarter	141.5300	167.1900	150.3000
2005				2008
First Quarter	63.6333	73.9500	67.6000	First Quarter	126.4666	151.1000	134.3800
Second Quarter	65.1000	73.1100	71.6000	Second Quarter	133.4100	155.1300	135.7200
Third Quarter	71.8300	85.0200	84.8800	Third Quarter (through
Fourth Quarter	75.1500	89.5000	88.2500	July 11, 2008)	127.62	133.30	129.93

Historical Basket Levels

        The following table sets forth the historical performance of the basket during each calendar quarter from April 1, 2003 through July 11, 2008, assuming that the basket was weighted in the same manner as described in this pricing supplement. We obtained the closing levels of the reference indices and the Index Fund from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the basket should not be taken as an indication of future performance, and no assurance can be given as to the final basket level. We cannot guarantee that the levels of the reference indices comprising the basket, and therefore the level of the basket, will decrease from and including the trade date to and including the valuation date or that you will not receive at maturity an amount substantially less than the principal amount of your securities.

	Low	High	Close		Low	High	Close
Basket
				2006
2003				First Quarter	0.8737	0.9239	0.9196
Second Quarter	0.4743	0.5628	0.5420	Second Quarter	0.8313	0.9855	0.8991
Third Quarter	0.5449	0.5969	0.5750	Third Quarter	0.8566	0.9387	0.9349
Fourth Quarter	0.5877	0.6624	0.6624	Fourth Quarter	0.9318	1.0373	1.0347
2004				2007
First Quarter	0.6613	0.6997	0.6846	First Quarter	0.9928	1.0723	1.0542
Second Quarter	0.6262	0.6983	0.6750	Second Quarter	1.0584	1.1465	1.1352
Third Quarter	0.6348	0.6795	0.6756	Third Quarter	1.0379	1.1953	1.1938
Fourth Quarter	0.6726	0.7613	0.7613	Fourth Quarter	1.1315	1.2609	1.1722
2005				2008
First Quarter	0.7328	0.7896	0.7517	First Quarter	1.0085	1.1625	1.0548
Second Quarter	0.7283	0.7731	0.7595	Second Quarter	1.0295	1.1653	1.0344
Third Quarter	0.7583	0.8291	0.8291	Third Quarter (through
Fourth Quarter	0.7766	0.8633	0.8537	July 11, 2008)	0.9928	1.0237	1.0000

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain United States federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are a:

  •
  financial institution,

  •
  mutual fund,

  •
  tax-exempt organization,

  •
  insurance company,

  •
  dealer in securities or foreign currencies,

  •
  person (including traders in securities) using a mark-to-market method of accounting,

  •
  person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

        The discussion is based upon the Code, law, regulations, rulings and decisions in effect as of the date of this product supplement, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

        For purposes of this discussion, the term "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the district of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership holds securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

        You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX

CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders Generally

        The treatment of the securities for U.S. federal income tax purposes is uncertain. The Issuer intends to treat the securities as a prepaid, cash-settled financial contract, with respect to the stocks that comprise the reference indices, that is eligible for open transaction treatment for U.S. federal income tax purposes and by purchasing the securities, you agree with us (in the absence of an administrative or judicial ruling to the contrary) to treat your securities for all tax purposes in accordance with such characterization. If your securities are so treated, you should recognize capital gain or loss upon the maturity of your securities (or upon your sale, exchange or other disposition of your securities prior to their maturity) in an amount equal to the difference between the amount realized at such time and your tax basis in the securities. In addition, your tax basis in your securities would generally be equal to the price you paid for them. Capital gain of a noncorporate U.S. holder is generally subject to tax at a maximum rate of 15% if the property is held for more than one year.

        The characterization of the securities as prepaid financial contracts as described above is not free from doubt and it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. The Issuer is not responsible for any adverse consequences that a purchaser may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

        You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Non-U.S. Holders Generally

        In the case of a holder of the securities that is not a U.S. holder and has no connection with the United States other than holding its security (a "non-U.S. holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the securities by a non-U.S. holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

IRS Notice on Certain Financial Transactions

        On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated that they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on whether, (a) the holder of an instrument such as the securities should be required to accrue income during its term (e.g., under a mark-to-market, accrual or other methodology), (b) income and gain on such an instrument should be ordinary or capital, and (c) foreign holders should be subject to withholding tax on any deemed income accrual.

        Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding Notice 2008-2 and its possible impact on them.

Possible Legislation on Prepaid Forwards

        On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill.

        The Bill, if enacted would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly federal short-term rate determined under Code Section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

        While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the Bill and any future tax legislation that may apply to their securities.

Backup Withholding and Information Reporting

        A HOLDER OF THE SECURITIES MAY BE SUBJECT TO INFORMATION REPORTING AND TO BACKUP WITHHOLDING WITH RESPECT TO CERTAIN AMOUNTS PAID TO THE HOLDER UNLESS SUCH HOLDER PROVIDES A CORRECT TAXPAYER IDENTIFICATION NUMBER (OR OTHER PROOF OF AN APPLICABLE EXEMPTION) AND OTHERWISE COMPLIES WITH APPLICABLE REQUIREMENTS OF THE BACKUP WITHHOLDING RULES.

UNDERWRITING

        Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell $                principal amount of securities to Credit Suisse Securities (USA) LLC.

        The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

        Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities of other brokers/dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

        We estimate that our out-of-pocket expenses for this offering will be approximately $2,000. Please refer to "Underwriting" on page PS-20 of the accompanying product supplement.

Credit Suisse

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Additional Terms Specific to the Securities
TABLE OF CONTENTS
NOTICE TO INVESTORS
SUMMARY
SUPPLEMENTAL USE OF PROCEEDS
THE BASKET
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING